Exhibit 23.4

September 27, 2021

CONSENT OF KANTAR MEDIA

The undersigned hereby consents to the inclusion in this Registration Statement on Form F-3 of Manchester United plc (the “Company”), including any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”), of information contained in the Company’s Annual Report on Form 20-F for the year ended June 30, 2021 derived from our survey titled “Manchester United Global Fan Base Research (2019 Final)” and to references to our firm in the form and context in which they appear in the Registration Statement.

Very truly yours,

KANTAR MEDIA

By:	/s/ Sarah Sanderson
	Name:	Sarah Sanderson
	Title:	Director, Insights & TGI